EXHIBIT 4.2


             AMENDMENT NO. 1 TO INFORETECH WIRELESS TECHNOLOGY, INC.
                             2000 STOCK OPTION PLAN


The Inforetech Wireless Technology, Inc. 2000 Stock Option Plan (the "Plan") is hereby amended as follows:

         1. Increase in Stock Subject to Plan. Paragraph 4(a) of the Plan is hereby amended to increase the maximum number of Shares that may be issued or transferred pursuant to the Plan from 4,000,000 Shares to 10,000,000 Shares.

In all other respects the Plan remains in full force and effect.



DATED: Novenber 6, 2003                     GPS INDUSTRIES, INC.



                                    By: /s/ Robert C. Silzer, Sr.
                                            -----------------------------
                                            Robert C. Silzer, Sr.
                                            Chief Executive Officer and
                                            Sole Director